Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Dec 07, 2011 / 03:30PM GMT

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores Inc—SVP and CFO

CONFERENCE CALL PARTICIPANTS

Kelly Bania

BofA Merrill Lynch—Analyst

Karen Short

BMO Capital Markets—Analyst

Ben Brownlow

Morgan Keegan & Co., Inc.—Analyst

Chuck Cerankosky

Northcoast Research—Analyst

Anthony Lebiedzinski

Sidoti & Company—Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the second-quarter 2012 Casey’s General Stores Incorporated earnings conference call. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference, (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I will now turn the call over to Mr. Bill Walljasper, Chief Financial Officer. You may proceed.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Good morning. And thank you for joining us to discuss Casey’s results for the quarter ended October 31. I am Bill Walljasper Chief Financial Officer. Bob Myers, President and Chief Executive Officer is also here. I hope all of you have all ready seen the press release, if you haven’t please let me know and I will make sure a copy is forwarded to you.

Before I begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2011 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

I’ll take a few minutes to summarize the quarter and then open for questions. As most of you have seen, basic earnings per share in the second quarter were $0.99 compared to $0.51 a year ago. Year-to-date basic earnings per share were $2.02 compared to $1.27. The results last year include approximately $19.4 million in costs related to the Company’s recapitalization plan completed in the second quarter as well as fees associated with the hostile takeover attempt by Alimentation Couche-Tard. Adjusting for these costs, basic earnings would have been about $0.81 per share in the second quarter last year and $1.62 year-to-date. The solid earnings performance this period was driven by operating 128 more stores during the quarter, the strong gasoline margins, and double-digit sales increases inside the store.

The favorable gas margin environment that we have been experiencing over the past several years [continue] in the second quarter resulting in an average margin of $0.167 per gallon compared to $0.149 per gallon in the same period a year ago. Year-to-date the margin is $0.169 per gallon, well ahead of our annual goal. ACs trailing four-year gas margin is $0.142 per gallon. Same-store gallons sold in the quarter were down 2.9% while total gallons sold increased 6.3% to 375.8 million. Total gallons sold for the year were up 6.1% to 755.9 million. The average retail price of gasoline for the quarter was $3.43 a gallon compared to $2.62 last year.

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

For the six-month mark, the average retail price of gas is $3.53 per gallon compared to $2.62. Due to a higher gasoline margin from a year ago, and operating more stores, gasoline gross profit was up 18.8%, $62.7 million. The [topping] of gas margin environment continues in November. Same-store gallons sold continue to be adversely affected by higher retail fuel prices in November. Average retail price this November was over $3.20 per gallon compared to $2.72 in November a year ago.

The gross retail merchandise category is also performing well. Total sales in the second quarter are up nearly 15.8% to $357.8 million with an average margin of 32.5%. Same-store sales in the quarter were up 5.8% while gross profit rose 14.3% to $116.2 million. Year-To-Date same-store sales are up 6% with an average margin of 32.5%. Margin improved sequentially from the first quarter but was down slightly from a year ago. It continues to be affected by the competitive cigarette pricing environment. However, we believe that this has stabilized as we start to cycle the price adjustments we took in response to competition about a year ago. Same-store sales continue to be solid in November.

Prepared Food and Fountain category continued its strong performance. Total sales were up 20.2% to $128.8 million for the quarter. Same-store sales in the quarter are up 14.2% with an average margin of 59.5%, down primarily due to the higher cost of cheese and other products. Our average cost of cheese this quarter was $2.14 per pound compared to $1.91 a year ago. The average cost of coffee this quarter was also up about 50% compared to the same quarter a year ago. In addition to these cost pressures, we also experienced significant increases in meat, flour, and various other commodities in this category. Year-to-date same-store sales were up 14.8% with an average margin of 60.4%. Despite the effect of commodity pressures, we were able to achieve a gross profit dollars increase of over 14% in the second quarter. Same-store sales continue to be solid in November.

For the six-month mark, operating expenses were up 12.3%. After adjusting for the previously mentioned fees from last year, expenses would have been up 17.8%. For the quarter, operating expenses increased 12.1% to $171.8 million. Tooling fees associated with the hostile takeover attempt by Couche-Tard in last year’s results, expenses would have increased 18.4% or about $26.6 million. About 54% of this increase was due to a rise in wages primarily related to operating 128 more stores this quarter compared to the same time a year ago. As well as the increase in store remodels in 24 hour locations. 24% of this increase or $6.4 million came from the combined increases in credit card fees and fuel expense. This was up due to nearly a 31% increase in fuel prices and higher credit card utilization. Credit card transactions were up 22.5%, accounting for approximately 58% of all these sales this quarter compared to 54% a year ago at the same time. Without the increases in credit card fees and fuel expense, expenses would have been up about 13.9% on an adjusted basis.

On the income statement, total revenue in the quarter was up 32.1% to $1.8 billion due to nearly a 31% rise in fuel price in the quarter. An increase in the number of stores and operations this quarter as compared to the same year ago as well. Year-to-date total revenue was up 34.8% primarily due to a 34.7% increase in the retail price of gasoline and sales increases in the categories mentioned previously. The effective tax rate was down from a year ago due to an increase in federal tax credits from last year. Our balance sheet continues to be strong, at October 31 cash and cash equivalents were $86.2 million, long-term debt net of current maturities was $673.5 million, due to the debt the Company added to fund the recapitalization plan completed in August 2010. Shareholder equity rose to $473.1 million, up almost $69.2 million from fiscal year end.

We generated nearly $189 million in cash flow from operations at the six-month mark. Capital expenditures were $152 million compared to $115.2 million a year ago at the same time period. This was up due to an increase in acquisitions and construction activity. We expect capital expenditures to increase as new store construction accelerates and we continue to add kitchens to our recently acquired stores. This quarter we opened six new store constructions and completed six acquisitions. For the year we acquired 33 stores and completed eight new store constructions. We anticipate completing a total of 30 new store constructions by the end of the fiscal year and replace 10 stores. Year-to-date we have replaced two stores. Our store count at the end of this quarter was 1,677 corporate stores. We are optimistic about the pipeline for new stores and acquisition opportunities going forward. That completes my review of the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Kelly Bania, Bank of America Merrill Lynch.

Kelly Bania —BofA Merrill Lynch—Analyst

Thanks for all the color on the operating expenses. I was wondering if we could just dig in a little bit deeper on that topic. Because it looks like over the next couple of quarters, you start to lap some of those increases in the new stores based on the acquisitions rolling in in Q3 and Q4 last

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

year. I was wondering if you could comment on kind of what you expect, how you expect that to play over the next couple of quarters. And then any more detail on the 24-hour locations? And how that’s impacting operating expenses and any plans to maybe potentially roll more of those out or how those performing.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I will try to answer all those expenses questions, but you are exactly right. Last year in the third quarter we did have quite a few acquisitions come in to the quarter. I believe we had about 74 that rolled through the third quarter. Going forward, at least into the third quarter, I would expect operating expense increases somewhere in the mid to upper teens. We have not cycled through all of those. Keep in mind also Kelly, that even though we are cycling the addition of those stores, we are going now and back in the process of adding kitchens. So anytime we had a kitchen to an acquired store, we are going to add at least two staff personnel. We are constructing initiatives to drive store performance.

You also asked about the 24-hour locations. Just to give a little bit of color on the 24-hour locations. As I mentioned in prior conference calls, back in February, we did convert about 70 to 80 stores to a 24-hour format. During the first six months of this fiscal year, these stores have contributed about $1.2 million to earnings. We’re about $0.02 earnings per share. Given the positive results of this group of stores, we currently plan to convert another 150 stores to 24-hour format, and should have those completed by the end of January. We think that’s certainly the viable initiative, don’t know how far we can penetrate with the 24-hour format so we are going to find out. But based on preliminary results that we have experienced, we are excited about the opportunity.

Kelly Bania —BofA Merrill Lynch—Analyst

Thanks, and just one more follow-up on that. On the remodels of the acquired stores, how many of those are now complete and still yet to be done? And how are the results from those and the cost of those remodels differing from that of remodels of the existing stores?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

The remodels of an acquisition will be much more extensive than a remodel of what I would call the major remodel plan that you are referring to that we completed about 130 of those last year. It’s a very different format, because you’re getting somewhat of a hodgepodge of stores, sometimes the remodel get a kitchen inside the existing box of an acquisition, sometimes it’s outside the box of an acquisition, so it’s much higher—much more higher cost initiative to do that versus remodeling one of our existing stores. We probably have roughly about 50% of those completed. We should have most of those completed over the next several months. And look forward to getting those up in operation, get our kitchens in those stores.

Kelly Bania —BofA Merrill Lynch—Analyst

Thanks a lot.

Operator

Karen Short, BMO capital.

Karen Short —BMO Capital Markets—Analyst

Just a quick question on housekeeping. What was the actual dollar amount for credit card fees this quarter?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

For the quarter, the credit card fees was $20.9 million in the quarter.

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

Karen Short —BMO Capital Markets—Analyst

Okay. And just looking at the acquisition environment, I guess one of your — not direct competitors but peers commented that acquisitions, the acquisition pipeline albeit maybe robust, was not likely to materialize for them, because it was very high valuation, multiple expectations on the part of the seller. Can you maybe talk a little bit about what you’re seeing on that?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I certainly couldn’t speak to our peers and what they are seeing, they’re probably in a different geographic area. So it may be very different. Our acquisition pipeline we believe continues to be robust. We are in a lot of conversations and evaluating a lot of opportunities. As of yet, we haven’t seen a spike in the multiples. I have seen that and I’ve heard that in the industry that multiples may be rising and expectations from the sellers may be rising. Certainly if that comes to fruition over the next couple of quarters we will certainly call that out.

Karen Short —BMO Capital Markets—Analyst

And I guess if that were to come to fruition, how quickly do think you could accelerate your organic growth, your pipeline to maintain your unit growth goals? I realize it’s not a 2012 problem, but I’m just curious.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Certainly for our next fiscal year, we are all ready working on the land opportunities for new store construction next fiscal year. Certainly, it does take a little bit longer to accelerate the new store growth from an organic perspective. To hit a 4% unit growth like you are talking about. But I think we’ll always we’ll have some one’s one and two’s, smaller opportunities for acquisitions.

Karen Short —BMO Capital Markets—Analyst

Okay. And then just looking at the margin and the Prepared Food obviously it was, fees are rising commodity costs. What are you looking at in terms of taking on additional pricing increases or is that pressure abating?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Right now, we don’t have any immediate plans for additional price increases. We do competitive pricing surveys on a periodic basis to see if there is opportunity from that side of the fence to take up pricing increases. I’m not saying it’s out of the realm of possibility but right now we don’t have those plans to do that. We kind of refer to that in the press release about our value-oriented and value-conscious customer. We certainly want to balance that and don’t want to certainly offend our customer. At the end of the day, Karen, we are trying to manage to gross profit dollars so yes the margin is down in the Prepared Food category, but sales up tremendously which nets to a little over 14% gross profit increase. Now from cost pressures in the Prepared Food category, I mentioned in my opening comments what the average cost of cheese was. Currently, that has moderated a little bit from the end of the quarter. We’re roughly about $1.95 to $2. I should also mention that we did a forward buy of our coffee, we are locked in on our coffee through March. That locked-in price happens to be the same price that we experienced coffee in the third quarter last year. So the pressure for coffee should not be there in the third quarter, and we will have to see how some of these other commodities move over the next several months to see where we go there. But that does become a little bit more of a tailwind or the headwind becomes less I should they as we start comping to get some higher cheese costs; the fourth quarter last year was $2 average cost of cheese for us.

Karen Short —BMO Capital Markets—Analyst

Right, okay. Lastly, I don’t know if you mentioned it, if you did I missed it, was traffic up this quarter?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

When you say traffic, are you talking about same-store customer count?

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

Karen Short —BMO Capital Markets—Analyst

Yes.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Same-store customer count for the quarter was up about 3.5%.

Karen Short —BMO Capital Markets—Analyst

Great, thanks for taking my questions.

Operator

Ben Brownlow, Morgan Keegan.

Ben Brownlow —Morgan Keegan & Co., Inc.—Analyst

Can you update us, it may be a little too early but can you give us an update if you are seeing any sort of data points from the debit fee benefits? If that is kind of flowing through at all?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

We really haven’t seen any kind of significant there. It was late in the second quarter, so we really haven’t seen much of an impact there. We will continue to monitor that. As you know Ben, the legislation changed tremendously from the onset when it came out. So the benefit may be much lower than what a lot of people might anticipate. We are not expecting a huge windfall by any means with respect to that. But we will continue to monitor that and probably should have more information to share at the third quarter.

Ben Brownlow —Morgan Keegan & Co., Inc.—Analyst

Okay, and just to follow-up on one of the prior previous questions, on the 24-hour planned conversions, was that 120 or 150 you said by January?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

150, we plan to complete 150 by the end of January, we will evaluate that, and assuming those continue to be positive we will continue to push that out.

Ben Brownlow —Morgan Keegan & Co., Inc.—Analyst

That’s on top of the 70 to 80 that have all ready been converted?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Yes, that’s correct.

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

Ben Brownlow —Morgan Keegan & Co., Inc.—Analyst

Okay. And then just one last one, can you just update us on the — you kind of touched on the remodel program, but just for qualitative sort of what you’re seeing with opportunities to improve the returns there, and kind of what areas are gaining traction with that remodel program?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Are you talking about the major remodel program?

Ben Brownlow —Morgan Keegan & Co., Inc.—Analyst

Yes.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Okay. Major remodel program as you know we kind of put a stop on that at the end of the fiscal year, we completed 131 to sit back and evaluate the performance and trying to get at least a full year of operation. We only have about 12 stores that have actually been up and operational for a full year. Most of the major remodels that we completed were completed in the fourth quarter of last year. So our plan at this point is over the next several months is to evaluate the performance of the stores that we have up and operational, and try to be as effective as possible. What we are seeing with the remodels that we did, roughly the top half of those remodels we’re seeing returns in the double-digits, on an after-tax basis. The bottom half significantly below that. So we are going to evaluate the group of stores to pick out the criteria of what is differentiating the top half and the bottom half, and then certainly make — develop a plan to go forward with that here as we head into the fourth quarter.

Ben Brownlow —Morgan Keegan & Co., Inc.—Analyst

Great, thank you.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky —Northcoast Research—Analyst

Wanted to just ask you to go over one thing, Bill regarding the credit card fees. I just couldn’t keep up with it. You said something was up 22.5%?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Yes, the actual transactions, people utilizing credit cards, were up 22.5%. Now the 58% number I threw out, of the $1.8 billion in sales in the quarter about 58% of those failed to ramp through some form of plastic.

Chuck Cerankosky —Northcoast Research—Analyst

Okay, versus 54% a year ago?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

That’s correct.

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

Chuck Cerankosky —Northcoast Research—Analyst

All right. So big increase there. It is transactions versus the dollar sales. Okay. Looking at — you touched on this a little bit but I just want to hear it again. The gas margins, November to date and the outlook, things that seem extremely rational, other work we’ve done suggests the same, how do you guys feel about that looking at the rest of November and even over the next year?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I would echo what your experience is too. We certainly see a much more rapid pricing environment but we have been seeing that for a couple of years now. We don’t know where the new plateau will be for credit cards, I’m not saying it’s going to be in the $0.16, $0.17 range by any means, but certainly the information over the last several years suggests that we are at kind of a new norm with respect to the gas margin. Certainly a positive environment, a favorable environment in November. Right now and keep in mind we are going to start cycling the much higher retail fuel prices as we head into March roughly, our March fuel price a year ago was $3.41. So assuming gas stays relatively flattish, several things should occur with that, if history repeats itself. One, you see an easing on the same-store gallon pressure, and we should also start seeing an easing on the credit cards fees as well. I still think you will anticipate seeing a favorable gasoline environment, but sometimes that ebbs and flows.

Chuck Cerankosky —Northcoast Research—Analyst

Okay. Would you would be willing to hazard a guess including acquisitions, where your store count will be at the end of the fiscal year?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Well we are at 1,677 now, and if you kind of take the difference of the new stores that we put in place right now, obviously we plan on adding those to the units. Acquisitions right now, we are speaking to a lot of people, and we don’t have any written agreements right now, so for us to pull in any more written agreements by the end of the fiscal year, it’s possible, but certainly more than likely those will be pushed into the next fiscal year.

Chuck Cerankosky —Northcoast Research—Analyst

So that will be pretty much dependent on new construction?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Yes. If you take the 33 stores we’ve acquired to date and the 30 new stores that we plan on building, you’re right there at 63. You might get a few more smaller acquisitions coming in but that’s probably a realistic number.

Chuck Cerankosky —Northcoast Research—Analyst

Got you. All right. And then talk about some of these new products and services you’ve been experimenting with, where we are at, maybe some new ones, I’m not aware. The car wash, pizza delivery stuff, where are you at on that?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Well the car wash; we don’t have a very many car washes right now. Most of the car wash that we have in the system came through acquisitions. I believe we’ve only built one car wash ourselves. The car wash experience has been relatively positive for us, and certainly we evaluate those opportunities to drive any more earnings contribution. The pizza delivery is very preliminary, Chuck. We did just add another group of 20 stores back in November to the mix. I would say that the result albeit preliminary have been very positive. We’re encouraged by the opportunity to drive earnings with respect to that initiative. I would look for another group of stores to be added maybe around 40 or 50 stores next February or March to that plan as well. We think there is quite a bit of opportunity there and over the course of the next six to 12 months we will see how far we can take that down.

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

Chuck Cerankosky —Northcoast Research—Analyst

Okay. It seems that you like it. But I imagine it is not for every location.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

No, just like the 24-hour. It’s not for every location. We are trying to find out where it does work, resulting in a very preliminary but certainly we are encouraged by them enough to go forward with that program.

Chuck Cerankosky —Northcoast Research—Analyst

And looking at 24-hour stores, is there a middle ground where you might have extended hours on some of the stores?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Absolutely. You are going to see probably, there might be 300 to 400 additional stores above and beyond any 24-hour stores we identify that would be candidates for what we will call modified hours. That could be an hour on the front-end, an hour on the back-end, it could be a couple of hours, it could be a number of things depending on the location. That’s what we are going to work hard on into this fiscal year and into next fiscal year to try to identify those stores and what type of hour format works best.

Chuck Cerankosky —Northcoast Research—Analyst

When you’re looking at the Prepared Foods and the current raw material cost pressure, clearly putting some pressure on your gross margins. Looking out over the course of the next several quarters, I imagine you’re going to be talking about some price increases as that goes on. With an awareness of the customer sensitivity to them. Do you see margins fully recovering as you implement those and raws begins to back off? Should we expect that over say four quarters or a six quarter period?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

As commodities moderate and to the extent that they moderate and to the extent that we are able to take any additional price increases, we would certainly expect that margin to get above that 60%. We haven’t been below that 60% for some time. It’s been about seven years, actually. We certainly expect it to get back up there which is why our goal was where it was. We are going to be cycling as I alluded to earlier, cycling against that higher cost perspective. In the third quarter last year, we are going to cycle against $1.76 cheese and then in the fourth quarter, $2 and as we head into the first quarter and second quarter obviously, $2.11 and $2.14 respectively. We do have a little bit of a tailwind from a marketing perspective. We do come across a headwind though as you look at coming up on the comps in Prepared Foods; we’re going to start comping against double-digits over the next eight to 10 months. But even having said that my comment of November, sales from a same-store perspective in Prepared Food continue to be very solid. We think gross profit dollars at the end of the day, Chuck, that’s how we think about it. And we think there’s a great opportunity to drive gross dollars in that category.

Chuck Cerankosky —Northcoast Research—Analyst

I agree with that. I’m just wondering about the dynamics here. And I guess another way to ask it is as if raws stay on the high side, maybe they abate some, do you think about gradually increasing prices? Or are you concerned that the customer would push back on those so that we end up seeing comps shrink, comps slowdown without margins fully recovering?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Well I’ve anticipated that, if we continue to see higher input costs within the Prepared Food category for a sustained period of time, I think you’ll see the competition react to price increases. That’s what we have typically seen historically. I think there might be opportunity from a competitive shift.

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

Chuck Cerankosky —Northcoast Research—Analyst

All right, thank you very much. Great quarter.

Operator

(Operator Instructions) Anthony Lebiedzinski, Sidoti and Company.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Just a follow-up on the price increases. Once you identify—once you make a decision to actually do a price increase, how fast can you move with that price increase to put that into your stores?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

It’s almost immediate Anthony. It’s one of the things with self-distribution. We are able to implement price increases very quickly across our chain. There’s really not much of a lag there.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Got it, okay. In terms of the store remodels on the previous conference calls, you talked about eventually doing possibly another 400 of these major remodels. Is that still the case, or you’re still evaluating that?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I think there was—the thought process when we started the remodel program, there was about 400 to 500 total stores as candidates with this particular remodel program. Those happen to be our G or E style stores. So we go forward. Those are still viable candidates, but given the—what we are trying to sort through right now is the criteria that’s making the stores in the top half better than the ones on the bottom half. So that 400 to 500 may be a lesser number. I don’t know that yet, Anthony. But so we’re going to evaluate that over the next few months and try to be as effective as possible rolling that out when we go forward.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay. As far as store expansion, are you targeting any new markets? I know previously you had talked about entering some new states like Tennessee and Kentucky. What are your thoughts on the sort of longer-term expansion of the store-base?

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Absolutely. Those are opportunities for us. I would look for us—we have land secured in Kentucky, we have land under contract in Tennessee, we have additional sites under contract in Arkansas, we think those are some very strong opportunities for us and as we start to penetrate those states, hopefully we will get a little traction on acquisitions in those states as well. We are looking for acquisition opportunities in those states. We are excited about that. The Tennessee and Kentucky I wouldn’t look at until next fiscal year for those to come open though.

Anthony Lebiedzinski —Sidoti & Company—Analyst

So in total, how many properties do you have in your land bank so to speak?

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

I don’t have that at my fingertips. We probably have somewhere north of 30 in the land bank.

Anthony Lebiedzinski —Sidoti & Company—Analyst

Okay, that is helpful. Thank you.

Operator

Kelly Bania, BofA Merrill Lynch.

Kelly Bania —BofA Merrill Lynch—Analyst

You mentioned the competitive pricing continuing in the cigarette category, but as you lap that, the aggressive cost reductions there, that should start to get better, I’m wondering if it’s possible that we could see margins in the grocery category up in the second half? I guess driven by that category. And then two, also curious if you’ve had a chance to evaluate the new incentive program out from Marlboro? I think it’s called the Performance Options plan? Just any impact that you might expect or see impacting your competitors from that change.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Yes. The first part of your question is do we have an opportunity to see margin increase I’m going to say period over period in Q3 and Q4. I think yes, there is opportunity there. The Q3 and Q4 margins in the grocery and general merchandise category last year were certainly down significantly, and part of that has to do with the cigarettes, part of it has to do with promotional activity with our beer category, and also part of it has to do with some indirect commodity pressures affecting some pieces in that category. So I do think there’s opportunity there, you probably noticed the drop in the margin Q2 over Q2 lessened from what it had been in prior quarter comparisons, so we are headed in the right direction. And sequentially our margin is heading in the right direction. Second piece of that would be the new program from Altria; we are currently evaluating that program, we haven’t made a decision on that. I believe we have until the end of this month to make that decision, so don’t have anything to comment on that regard.

Kelly Bania —BofA Merrill Lynch—Analyst

Okay, thanks.

Operator

At this time there are no other questions in the queue. I would like to turn the call back over to Mr. Bill Walljasper for closing remarks.

Bill Walljasper —Casey’s General Stores Inc—SVP and CFO

Well just closing remark, I’d like to thank everybody for participating on the conference call this morning. Just as a reminder next Thursday, December 15, we will release same-store sales for the month of November. Hope everybody has a happy holiday season. Thank you for joining us.

Operator

Ladies and gentlemen, this concludes your presentation. You may now disconnect, and have a great day.

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FINAL TRANSCRIPT

Dec 07, 2011 / 03:30PM GMT, CASY—Q2 2012 Casey’s General Stores Inc Earnings Conference Call

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